LAND LEASE AGREEMENT MADE BETWEEN SOUTHERN NATIONS NATIONALITIES PEOPLE'S REGIONAL STATE, GAMO GOFA ZONE, AND GLOBAL ENERGY ETHIOPIA PLC

Whereas, the Southern Nations Nationalities People's Regional State (" SNNPRS"), which is the coordinating department of the Gamo Gofa Zone in the SNNPRS, Address: ______________, Tel:__________, Fax__________, P.O.Box_____, (hereafter called "the LESSOR") has granted its consent and approval to the request made by Global Energy Ethiopia, Private Limited Company, Address: Addis Ababa, at Kirkos Sub-City, Kebele 02, House No 171, Tel: ___________ (hereafter called "The LESSEE") to 20,000 hectares of Rural Land situated in the Southern Nations Nationalities People's Regional State, Gamo Gofa Zone, (hereinafter Leased Land) described as follows:

20,000 hectares of Rural Land located in Gamo Gofa Zone, whose topography and physical characteristics are suitable for agricultural purposes including cultivation of castor seeds. The corresponding maps will be executed as described in Article 3.4 and will be included as an integral part of this Agreement;

Whereas, the Lessor represents and warrants that it is empowered by the Southern Nations, Nationalities and People's Regional State Investment Administration Proclamation No. 81/96, Article 18/21;

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Whereas, the Lessee requires the Leased Land for purposes of cultivation of castor and other seeds for the production of oil, and;

desires to develop the land in accordance with the Land Development Schedule1 (attached to this Land Lease Agreement);

NOW THEREFORE, the parties have executed this Land Lease Agreement on this 5th day of October 2007 under the terms and conditions indicated herein below.

1. **Period of the Land Lease and Payment Rate of the Land Lease**

   1.1 This Land Lease Agreement is made for a period of 50 (fifty) years.

   1.2 Land rental Payment Procedure:

   1.2.1 The rental payment for the rural land indicated in the first Preamble of this Agreement shall be Birr 47 (forty seven) or Birr 78 (seventy eight) per hectare per year, depending the Leased Land will be defined as second or first class land respectively

   1.2.2 There shall be no payment for the first 4 (four) years commencing from the date of execution of the present Agreement. Otherwise, the provisions of sub-article 1.2.1, rental payment for all lands delivered to the Lessee by the Lessor shall be made in accordance with Schedule III attached herewith.

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2. Rights of the Lessee

The Lessee has the right to:

2.1 establish offices, residential premises, fuel stations, health and educational centres for its operation and staff workers and such other related facilities;

2.2 develop and administer the land;

2.3 build infrastructures such as dams, water boreholes, irrigation systems, drainage systems, roads, bridges, oil extraction facilities and refineries and all other buildings necessary and essential for its activities;

2.4 Have free access to and use of water resources on, under, nearby and adjacent to the land, in cooperation with the local farmers;

2.5 Have an option, exercisable from time to time and at any time during the term of this Land Lease Agreement, by giving Lessor six (6) months prior written notice, to lease from Lessor additional lands under the terms and conditions of this Land Lease Agreement. The above option may be exercised until such time that Lessee leases from Lessor in any part of the SNNPRS but under the same lease terms provided no such option may be exercised by the Lessee to lease more than one hundred thousand (100,000) hectares and provided further such land is available in the Southern Nations Nationalities People's Regional State.

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3. Obligations of the Lessee

3.1 The Lessee has the obligation to maintain and conserve the Leased Land and other natural resources found on the land. It shall particularly,

3.1.1 plant and maintain trees or other oil producing crops by replacing those removed/cleared from the land to facilitate the agricultural activities;

3.1.2 make use of appropriate methods to prevent soil erosion in the sloping areas within the Leased Land, and observe and implement the policy to be issued by the relevant Authorities, in consultation with Lessee, for the preservation and conservation of natural resources and developments.

3.2 The Lessee shall develop the land in accordance with its operational needs and capabilities. Lessee's current development plan for the land is as shown in the Indicative Land Development Schedule (Schedule II) attached to the present Land Lease Agreement. Following signing and approval of the Land Lease Agreement, the Lessee undertakes to start forthwith to develop the first 1,000 (two thousand) hectares of Land. It being understood that any excess performance in any one year in Gamo Gofa zone will be credited in Wolaita zone and likewise any excess performance in any one year in Wolayta zone will be credited in Gamo Gofa zone.

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3.3 The Lessee is expected to develop completely the whole of the land allocated within eight (8) years. If no development process is carried out within a period of four (4) years from the date of execution of this Land Lease Agreement, then the undeveloped land shall be repossessed by the Lessor by giving six (6) months advance written notice to abandon the Leased Land. Rental payment, where applicable, for the year shall be calculated on a pro rata basis for the land repossessed by the Lessee.

3.4 The Lessee undertakes to perform, within 24 months from the effective date of this Agreement, the correspondent survey in order to identify the Land which his topographically and physically suitable for his agricultural purposes including cultivation of castor seeds. The maps which will be obtained as result of the mentioned survey will be attached as an integral part of this Agreement.

3.5 The Lessee, shall, upon expiry of the Lease, or termination thereof, remove its properties from the land in a systematic manner and deliver the land back to the Lessor within no more than six months.

3.6 The Lessee has the right to implement the project in accordance with its own operational plans without interference or approval by any governmental authority. It shall, however, submit report of its operations every six (6) months to the Lessor.

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3.7 The Lessee has the obligation to settle the current annual land lease rent to the **District Revenue Office** in which the land is found during the period from the beginning of January up to the month of June of each calendar year.

3.8 The resources found on the land such as trees, stones, sand etc. belong to the Lessor, it being understood that the Lessee has the full right to use any of the said resources free of charge for the purposes of creating infrastructure such as buildings, roads, canals, dams etc. within and adjacent to the area of the Leased Land, under completion of legal regulations.

3.9 The Lessee affirms that the principal objective of this lease is for cultivation and processing of oil crops.

4. Rights of the Lessor

4.1 The Lessor has the right to:

(a) monitor and establish the fact that the Lessee is discharging and accomplishing its obligations diligently;

(b) cancel the Lease due to failure of the Lessee to discharge its material obligations under this Land

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Lease Agreement, provided however that Lessee is given a one year prior notice and fails to cure such failure within such one year period

4.2 The right of the Lessor under Article 4.1(a) above shall be exercised and performed in a manner that does not cause any hindrance to the work activities of the Lessee.

5. Obligation of the Lessor

5.1 The Lessor shall be obliged to deliver and handover the first two thousand (2000) hectares of the leased Land to the Lessee within ten (10) days from the date of execution of this Land Lease Agreement, it being understood that the Lessor shall deliver and handover the remaining leased Land not later than six (6) months from the date of execution of the present Land Lease Agreement.

5.2 In the event the Lessee desires additional lands for expansion of its project in the Gamo Gofa Zone, the Lessor shall grant all the lands required for the purpose in the priority to all other investors. The Lessee shall make selection of the required lands within sixty (60) days from the date of notification of the grant in which case the lands so selected shall be presumed to have been leased by the Lessee from the Lessor under the

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same terms and conditions of the present Land Lease Agreement.

5.3 In view of the importance of the proposed major investment, the Lessor undertakes to provide special investment privileges such as exemptions from taxation, import duties of capital goods and repatriation of capital and profits under the investment laws of Ethiopia.

6. <u>Delivery of the Lease Land</u>

6.1 The Lessor shall, deliver to the Lessee the site plan or plans and the title certificate or certificates of the land.

6.2 If the delivery process cannot be affected due to any reason caused on the part of the Lessee, the Lessor shall not assume any responsibility for such failure.

7. <u>Contract Amendment and Renewal</u>

7.1 This Land Lease Agreement can be renewed or amended by the mutual agreement of the parties.

7.2 If the Lessee wishes to renew the Agreement, it shall inform the Lessor at least twelve (12) months before the expiration of the contract period.

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8. Grounds for Contract Termination

This rural Land Lease Agreement may be terminated for the following reasons, namely:

(a) Upon the failure of the Lessor to deliver the land to the Lessee due to causes other than *force majeure*.

(b) Upon the failure of the Lessee to either undertake the work activity or develop in accordance with article 3.3 of this Lease Agreement.

(c) Upon the failure of the Lessee to settle the annual rental payments for two consecutive years.

9. Contract Termination Procedure

9.1 Following the termination of this Land Lease Agreement, the Lessee shall surrender the land back to the Lessor within six (6) months from the date of termination.

9.2 The party terminating the Lease shall give at least six (6) months advance written notice to the other party.

9.3 The notice to be given by the Lessor to the Lessee shall take into consideration the period required for the collection of any product left on the land.

10. Registration

This Land Lease Agreement shall be approved by the relevant Authorities following the signing of the contract by the two contracting parities. If no such approval is forthcoming within the thirty (30) days from date of execution of the present Land Lease Agreement the said Agreement shall be deemed approved by the said relevant Authorities.

11. Governing Law

The governing law for operations under this Agreement shall be the laws of Ethiopia, provided that the provisions of Administrative Contracts within the meaning of the Civil Code of 1960 shall not apply.

12. Force Majeure

12.1 The parties hereto shall be excused from performance hereunder if and so long as and to the extent that failure or delay in performance is due to fire, flood, strikes in Ethiopia, lockout, accident, epidemic , act of God, war, insurrection, riot, inability or delay in obtaining or transporting materials, equipment, supplies, act, order, rules or regulations of governments other than the Federal and/or Regional Governments of Ethiopia or any other cause whether similar, dissimilar, foreseen or unforeseen which a party is unable to overcome by the

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exercise of reasonable diligence and at a reasonable cost, and further without limitation, but applying only to the Lessee, act, rules or regulations or orders of the relevant government or any public authority in Ethiopia which may create delay despite good faith attempts to comply, which causes are referred to in this Agreement as causes or reasons of " **force majeure**". The time within which the party affected may do or perform any act or thing shall be extended for a period equivalent to the period during which any of such force majeure causes shall exist.

12.2 Within thirty (30) days after any of said causes shall have commenced to operate and within thirty (30) days after any of said causes shall have ceased to operate, the party claiming the benefits of this Article shall give the other party notice of the fact that such cause has commenced to operate and the date of such commencement, or such cessation, as the case may be, unless by reason of the existence of such cause said party is unable by reasonable diligence to do so, in which event said notice shall be given as soon as is permitted by the exercise of reasonable diligence. The existence of causes specified in this Article shall not constitute excuse or failure of performance unless said notice is given as provided herein.

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13. Covenant of Peaceful Possession

The Lessor warrants that it has full ownership and property rights in the Leased Area for the granting of this Land Lease Agreement and shall protect the right of the Lessee to the peaceful possession and quite enjoyment thereof.

14. Controlling Calendar

The Gregorian calendar shall be used and shall be controlling for the purpose of this Agreemert.

15. Schedules for the Development of the Land

The Lessee currently anticipates to develop the land as per Schedule II attached with this Land Lease Agreement although it is recognised that a large-scale land development project, such as that presently envisaged, might encounter unexpected problems that could cause unforeseen delays. Accordingly (and without precluding schedule adjustments due to other unexpected problems), on or about the first anniversary of this Land Lease Agreement, the Lessee may review the Land Development Schedule attached hereto, such that it will reflect anticipated schedule based upon experience gained at such point of time in the project.

16. **Settlement of Disputes**

In the event of a dispute arising between the Lessor and the Lessee in connection with this Land Lease Agreement, both parties will do their utmost to resolve the dispute amicably and to their mutual satisfaction and if they are unable to achieve such a settlement the dispute shall be resolved by arbitration in accordance with the Rules of the International Chamber of Commerce.

17. **Language**

This Agreement has been executed between the parties in the English language.

18. **Office and Notices**

(a) The Lessee shall establish and maintain an office in Ethiopia as may be necessary or convenient for carrying out operations hereunder.

(b) All communications and notice required to be sent by one party hereto to the other shall be in writing in the English language and shall be delivered in person or sent by mail at address indicated in the Preamble of this Agreement.

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19. Effective Date of the Contract

This Land Lease Agreement shall come into force as of its date of execution.
This Land Lease Agreement shall be effective upon the written approval of the various Woreda Governments (to be included as Appendix I of this agreement) in which the Leased Land areas are located.

Lessor
Name Mekoya G/Giorgis
Signature
Date 05/10/2007

Lessee
Name Yanai Maz
Signature
Date 05-10-2007

Witnesses

Name	**Address**	**Signature**
1. Adama Tinpaye	Awasso, Ethiopia	
2. Bekele Kassay	Awassa, Ethiopia	

SCHEDULE II

INDICATIVE LAND DEVELOPMENT SCHEDULE

	Year	Land Planned to be developed Hectares	Kind of Production to be produced
1	1st & 2nd year	1,000	Castor and other oil producing crops oil & bi-products
2	2nd & 3rd year	+2,000 = 3,000	Castor and other oil producing crops oil & bi-products
3	3rd & 4th year	+3,000 = 6,000	Castor and other oil producing crops oil & bi-products
4	4th & 5th year	+3,000 = 9,000	Castor and other oil producing crops oil & bi-products
5	5th & 6th year	+3,000 = 12,000	Castor and other oil producing crops oil & bi-products
6	6th & 7th year	+4,000 = 16,000	Castor and other oil producing crops oil & bi-products
7	7th & 8th year	+4,000 = 20,000	Castor and other oil producing crops oil & bi-products

SCHEDULE III

RENTAL PAYMENT SCHEDULE

	Year	Land Planned to be developed Hectares	First rental payment according to Article 1.2.1 of the Agreement.
1	1st & 2nd year	1,000	In the 5th year from the day of execution of the Agreement.
2	2nd & 3rd year	+2,000 = 3,000	In the 6th year from the day of execution of the Agreement.
3	3rd & 4th year	+3,000 = 6,000	In the 7th year from the day of execution of the Agreement.
4	4th & 5th year	+3,000 = 9,000	In the 8th year from the day of execution of the Agreement.
5	5th & 6th year	+3,000 = 12,000	In the 9th year from the day of execution of the Agreement.
6	6th & 7th year	+4,000 = 16,000	In the 10th year from the day of execution of the Agreement.
7	7th & 8th year	+4,000 = 20,000	In the 11th year from the day of execution of the Agreement.

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